Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Independent Public Accounting Firm” in the Combined Information Statement And Prospectus for Guggenheim Russell 1000® Equal Weight ETF and Guggenheim S&P 500® Equal Weight ETF (series of Rydex ETF Trust) included in this Registration Statement (Form N-14) of Rydex ETF Trust, and to the incorporation by reference in this Registration Statement of our reports dated December 19, 2014 on the financial statements and financial highlights of the Guggenheim Russell 1000 Equal Weight ETF and Guggenheim S&P 500 Equal Weight ETF included in the 2014 Annual Report to shareholders.

/S/ Ernst & Young LLP
McLean, Virginia
November 19, 2015